EXHIBIT 10.4

AMENDED AND RESTATED

COVENANT NOT TO COMPETE AGREEMENT

Mark L. Yoseloff

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of December, 2008, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Mark L. Yoseloff (the “Employee”), a resident of the State of Nevada.
RECITALS:

A.
The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.	Employee is Company’s Chief Executive Officer and Chairman of Company’s Board of Directors.

C.
Company and Employee wish to provide for the orderly succession of Employee’s successor, when Employee’s employment with Company ends by providing a fixed period of time during which Employee will not compete with Company and be available to provide counsel to Employee’s successor.

D.	The Company and Employee have previously entered into a Covenant Not to Compete Agreement dated May 1, 2002 (the “Previous Agreement”).

E.	The Company and Employee desire to amend and restate the Previous Agreement solely in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

Now therefore Employee and the Company agree as follows:

1.           Non-competition.  In consideration of the provisions of this Agreement and in consideration the provisions of Employee’s Employment Agreement with Company, Employee shall not, for a period of three (3) years immediately following his last day of employment:

(a)           directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada.

(b)
either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

2.           Non Compete Payments.  In consideration of the covenants contained herein, including the three (3) year period of non-competition following Employee’s employment, the Company agrees that, in the event (a) Employee is terminated without just cause, (b) Employee voluntarily terminates his employment with Company, or (c) Employee’s May 1st 2002 Employment Agreement is not renewed on terms at least as beneficial as those received by Employee as of October 31st , 2004, that Company will compensate Employee upon such “separation from service” as defined in Code Section 409A as follows, but subject to Section 11 hereof:

(a)
Employee’s annualized base salary as of his last day of employment will be added to Employee’s average annual bonus over his last three (3) years of employment, then multiplied by 2, and that product will be paid to Employee as follows: one third on the first January 5th following Employee’s last day of employment, one third on the second January 5th following Employee’s last day of employment, and one third on the third January 5th following Employee’s last day of employment.

(b)
During Employee’s three year period of Non Competition, Company will provide Employee benefits it provides its non executive Employees, provided however, Employee will not receive any vacation\sick pay nor be eligible to participate in the Company’s bonus programs and stock option plans.

In the event, Employee is terminated by the Company for just cause as defined in Employee’s May 1st Employment Agreement with Company, then Employee will remain bound by this Covenant Not to Compete, but Company will have no obligation to make any of the payments or provide any of the other benefits to be made to Employee under this Agreement.

3.           Consultation With New C.E.O.  Employee at Company’s request will provide consultation to the Company’s new Chief Executive Officer as reasonably needed to effect a smooth transition.

4.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations.

5.           Independent Covenants.  The covenants on the part of the Employee contained herein shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of these covenants.

6.           Injunctive Relief; Attorneys’ Fees.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained herein would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.  Employee consents to the issuance of such injunction relief without the posting of a bond or other security.  In the event of any such violation, THE EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

7.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

8.           Severability.  It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

9.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

10.           Heirs, Successors and Assigns.  The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.           Section 409A Compliance

a.
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the

b.	Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

c.
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 2 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

d.
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 11 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

e.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	MARK YOSELOFF
BY: /s/ Jerry Smith	BY: /s/ Mark L. Yoseloff
ITS: Executive Vice President, General Counsel and Corporate Secretary

APPROVED:
COMPENSATION COMMITTEE
BY: /s/ Lou Castle
ITS: Chairman